UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013 (June 19, 2013)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On June 19, 2013, Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, together with the other lenders party thereto, pursuant to which the Company intends to borrow $300 million in a term loan (the “Term Loan”) and may borrow revolving loans (the “Revolving Loans”) under a revolving credit facility up to an outstanding amount of $600 million (the “Revolving Credit Facility”). The Revolving Credit Facility also permits the Company to obtain letters of credit up to the full amount of the Revolving Credit Facility. Subject to customary conditions, the Company may request aggregate commitments with respect to the Revolving Credit Facility be increased by, or additional term loans be made of, or a combination thereof, up to $200 million. On the Closing Date of the Credit Agreement, the Company borrowed approximately $81.5 million to repay existing outstanding amounts under its previous credit facility, and to cover fees and expenses associated with the Credit Agreement.

     The Term Loan and the Revolving Loans (together, the “Loans”) will, at the Company’s election, bear interest either in relation to Bank of America’s base rate or to a LIBOR rate, provided that all swing line loans will be base rate loans.

     The Loans or portions thereof bearing interest at the base rate will bear interest at a per annum rate equal to the base rate plus a margin ranging from 1.00% to 2.00%. The Loans or portions thereof bearing interest at a LIBOR rate will bear interest at the LIBOR rate selected by the Company plus a margin ranging from 2.00% to 3.00%. A letter of credit fee is payable by the Company equal to its applicable margin for LIBOR rate Loans times the daily amount available to be drawn under outstanding letters of credit. Margins on the Loans will vary in relation to the consolidated coverage ratio provided for in the Credit Agreement.

     The Term Loan matures on June 19, 2018 and is subject to scheduled installments of principal reduction of 5% in each of the initial two loan years, and 10% in each of the remaining three loan years, payable quarterly, with a balloon payment at maturity, which installment amounts are subject to adjustment for any prepayments on the Term Loans. The Company may elect to prepay amounts outstanding under the Term Loans without premium or penalty, but may not reborrow any amounts prepaid. The Company may prepay amounts outstanding under the Revolving Loans without premium or penalty, and may reborrow any amounts prepaid up to the Revolving Credit Facility. The Revolving Loans mature on June 19, 2018. In certain circumstances, the Company will be required to prepay the Loans.

     The Credit Agreement and the other documents entered into in connection with the Credit Agreement (together, the “Loan Documents”) include terms and conditions, including covenants, which the Company considers customary for this type of transaction. The covenants include restrictions on the Company’s and its subsidiaries’ ability to grant liens, incur indebtedness, make investments, merge or consolidate, sell or transfer assets, pay dividends and make capital expenditures.  In addition, the Credit Agreement obligates the Company to meet minimum financial requirements of EBITDA to interest charges, and funded debt to EBITDA.  The Company may from time to time designate one or more of its foreign subsidiaries, as subsidiaries which are not generally subject to the covenants in the Credit Agreement (the “Unrestricted Subsidiaries”), provided that the Company meets certain liquidity requirements and that the EBITDA of the Unrestricted Subsidiaries is not included in the calculations of the Company’s financial covenants.  The obligations of the Company under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries and Canyon Offshore Limited, and the obligations of the Company under the Credit Agreement and of such guarantors under their guarantee are secured by most of the assets of the Company, its domestic subsidiaries and Canyon Offshore Limited, plus pledges of up to 2/3 of the shares of certain foreign subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

     On June 19, 2013, the Company issued a press release regarding the Credit Agreement.  Attached as Exhibit 99.1 and incorporated by reference herein is the press release.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Number	Description

4.1
Credit Agreement dated June 19, 2013, by and among Helix Energy Solutions Group, Inc. and Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, together with the other lenders parties thereto.

99.1	Press Release of Helix Energy Solutions Group, Inc. dated June 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           June 19, 2013

            HELIX ENERGY SOLUTIONS GROUP, INC.

            By: /s/       AnthonyTripodo
                 Anthony Tripodo
               Executive Vice President and
                                Chief Financial Officer

Index to Exhibits

Number	Description

4.1
Credit Agreement dated June 19, 2013, by and among Helix Energy Solutions Group, Inc. and Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, together with the other lenders parties thereto.

99.1	Press Release of Helix Energy Solutions Group, Inc. dated June 19, 2013.